EXHIBIT 99.1
AGREEMENT AND PLAN OF MERGER
dated
January 17, 2008,
by and among
GOLDLEAF FINANCIAL SOLUTIONS, INC.,
GLF SUB, INC., and
ALOGENT CORPORATION

i

ii

Annexes, Exhibits & Schedules

Schedules
Schedule 1.10	Company Indebtedness
Schedule 3.2(b)	No Conflict
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Company Shareholders
Schedule 3.4	Financial Statements
Schedule 3.6(a)	Rights and Assets
Schedule 3.6(b)	Leased Real Property
Schedule 3.6(c)	Locations
Schedule 3.7	Taxes
Schedule 3.8(a)	Employees
Schedule 3.9	Employee Benefits
Schedule 3.10	Governmental Licenses
Schedule 3.11	Required Consents
Schedule 3.14	Insurance
Schedule 3.15(a)	Material Contracts
Schedule 3.15(b)	Default
Schedule 3.16(c)	Owned Intellectual Property
Schedule 3.16(d)	Third Party Intellectual Property
Schedule 3.16(e)	Products
Schedule 3.16(j)	Third Party Intellectual Property in Products
Schedule 3.17	Absence of Certain Changes and Events
Schedule 3.18(a)	Related Party Transactions
Schedule 3.19	Brokers or Finders
Schedule 3.21	Liabilities
Schedule 4.6	Brokers or Finders
Schedule 6.4(b)	Certain Employment Matters

Exhibits
Exhibit A	Form of Convertible Notes
Exhibit B	Investor Letter
Exhibit C	Escrow Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Form of Offer Letter

Annexes
Annex A	Defined Terms
Annex B	Company Shareholder Merger Consideration
Annex C	Material Consents

iii

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”), dated January 17, 2008, is entered into by and among Goldleaf Financial Solutions, Inc., a Tennessee corporation (“Parent”), GLF Sub, Inc., a Georgia corporation (“Merger Sub”), and Alogent Corporation, a Georgia corporation (“Company”). Parent, Merger Sub and Company are each referred to as a “Party” and are collectively referred to as “Parties.” Capitalized terms used herein are defined in this Agreement as set forth in Annex A attached hereto.
WITNESSETH:
     WHEREAS, Merger Sub is a wholly-owned subsidiary of Parent; and
     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (“GBCC”), Parent, Merger Sub and Company intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Company, with Company surviving (the “Merger”); and
     WHEREAS, the boards of directors of Parent and Merger Sub (i) have determined that the Merger is fair to, and in the best interest of, Parent and its stockholders and Merger Sub and its stockholders, respectively, and (ii) have approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and
     WHEREAS, the board of directors of Company (i) has determined that the Merger is fair to, and in the best interest of, Company and its shareholders and (ii) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and
     WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also desire to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, and subject to and on the terms and conditions set forth herein, the Parties hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. At the Effective Time, in accordance with this Agreement and the GBCC, Merger Sub will merge with and into Company, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and will be subject to all liabilities, obligations and penalties of, Company and Merger Sub, all with the effect set forth in the GBCC.
     Section 1.2 Articles of Incorporation and Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or any other Person being required, the articles of incorporation of the Surviving Corporation shall be amended and restated to read the same as the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time (except that Article 1 thereof shall read “The name of the Corporation is Goldleaf Enterprise Payments, Inc.”), and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.
     Section 1.3 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by applicable law. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation (each such Person holding the same office with respect to the Surviving Corporation as such Person held with the Merger Sub) and will hold office from the Effective Time until their respective successors are duly appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by applicable law.
     Section 1.4 Merger Consideration. In consideration of the Merger, at Closing Parent shall pay total consideration of $42,619,063 (as adjusted pursuant to Section 1.10 below, the “Merger Consideration”). The Merger Consideration shall be paid at Closing as follows:
          (a) Parent shall pay $42,619,063 of the Merger Consideration (the “Closing Payment Amount”) to the holders of shares of Company Stock (the “Company Shareholders”), which Closing Payment Amount includes (i) $32,844,063 in cash, (ii) 1,889,426 shares of Parent Common Stock with an aggregate market value (based upon the average closing price per share of such Parent Common Stock for the 15 trading days ending on the trading day immediately preceding the Closing Date) of $2,775,000 (the “Parent Shares”), and (iii) promissory notes of Parent, substantially in the form of Exhibit A attached hereto (the “Convertible Notes”), having an aggregate face amount of $7,000,000, which shall be convertible into shares of Parent Common Stock, which amounts (i)-(iii) shall be used solely and exclusively for purposes of paying the Company Shareholders, pursuant to Section 1.7, the amount of cash, Parent Shares and Convertible Notes set forth opposite such Company Shareholder’s name on Annex B, which Annex B shall reflect the exercise and/or termination of all Company Options (pursuant to and as defined in Section 3.3(a) below).
          (b) Parent shall deposit $3,800,000 of the Merger Consideration (the “Escrow Amount”), consisting of (i) $1,000,000 in cash and (ii) Convertible Notes with an aggregate face value of $2,800,000, with SunTrust Bank (the “Escrow Agent”) in accordance with Section 1.9.
     Section 1.5 Conversion of Securities.
          (a) At the Effective Time, each share of common stock, no par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation without any action on the part of the holder thereof.
          (b) At the Effective Time, each issued and outstanding share of common stock, no par value per share, of Company (“Company Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive the Merger Consideration per share (as may be adjusted pursuant to this Agreement, the “Per Share Common Stock Merger Consideration”), payable to such holder pursuant to Annex B and the terms of the Escrow Agreement, as applicable. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Common Stock Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.7 of this Agreement.
          (c) At the Effective Time, each issued and outstanding share of Series A Convertible Preferred Stock, par value $0.001 per share, of Company (the “Series A Preferred Stock”), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive the Merger Consideration per share (as may be adjusted pursuant to this Agreement, the “Per Share Series A Preferred Stock Merger Consideration”), payable to such holder pursuant to Annex B and the terms of the Escrow Agreement, as applicable. All such shares of Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Series A Preferred Stock Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.7 of this Agreement.
          (d) At the Effective Time, each issued and outstanding share of Series B-1 Preferred Stock, par value $0.001 per share, of Company and Series B Preferred Stock, par value $0.001 per share, of Company (together referred to as the “Series B Preferred Stock”, and with the Series A Preferred Stock, the “Company Preferred Stock”), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive the Merger Consideration per share (as may be adjusted pursuant to this Agreement, the “Per Share Series B Preferred Stock Merger Consideration”), payable to such holder pursuant to Annex B and the terms of the Escrow Agreement, as applicable. All such shares of Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Series B Preferred Stock Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.7 of this Agreement.
          (e) Each share of Company Common Stock and Company Preferred Stock (collectively, “Company Stock”) held in Company’s treasury (“Company Treasury Stock”) at the Effective Time shall, by virtue of the Merger, be cancelled and retired and shall cease to exist without payment of any consideration therefor. All such shares of Company Treasury Stock, when so extinguished, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.
     Section 1.6 Treatment of Stock Options. Pursuant to Section 11.1 of the Alogent Corporation 2007 Stock Incentive Plan (the “2007 Plan”), Company (i) shall cause the vesting of all outstanding options to purchase Company Common Stock which have been issued under the 2007 Plan (the “2007 Plan Outstanding Options”) to become accelerated (in whole or in part) in accordance with the terms thereof as of a date which shall be specified by Company to be effective immediately prior to the Effective Time (the “Specified Date”) contingent upon the Merger, (ii) shall notify all holders of such 2007 Plan Outstanding Options that, effective as of such Specified Date and contingent upon the Merger, such holders must either exercise their vested 2007 Plan Outstanding Options as of such date, or their 2007 Plan Outstanding Options shall be unilaterally cancelled by Company, and that all unvested 2007 Plan Outstanding Options shall also be unilaterally cancelled by Company and (iii) shall take all necessary and appropriate actions to effectuate the foregoing. Such notice shall specifically inform holders of 2007 Plan Outstanding Options of their ability to exercise their 2007 Plan Outstanding Options through a “cashless” or “net share” exercise as provided by the terms and provisions of the 2007 Plan and their respective option agreements. Each outstanding option to purchase Company Common Stock which was issued under the Alogent Corporation 2001 Stock Incentive Plan (the “2001 Plan”) (each such option being a “2001 Plan Outstanding Option”) shall be cancelled immediately prior to the Effective Time pursuant to a written agreement between Company and the optionee holding such 2001 Plan Outstanding Option, pursuant to which such optionee shall agree to the cancellation immediately prior to the Effective Time of such option with no further rights with respect thereto in exchange for a single lump sum cash payment at Closing, subject to any applicable withholding taxes.
     Section 1.7 Delivery of Stock Certificates; Payment of Merger Consideration. Parent shall pay the Merger Consideration to the Company Shareholders as follows:
          (a) At the Closing, Parent shall pay directly to the Company Shareholders listed on Annex B in the table that appears directly under the heading “Accredited Investors” cash, Convertible Notes and Parent Shares (valued as provided in Section 1.4(a)) in amounts equal to the Closing Payment Amount to be delivered to such Company Shareholders as set forth on Annex B, provided that each such Company Shareholder, on or before Closing, as a condition to receiving such consideration at Closing: (i) consents to the Merger under an appropriate document evidencing such consent delivered to Parent at Closing; (ii) signs and delivers an Investor Letter in substantially the form of Exhibit B addressed to Parent; and (iii) signs and delivers a letter of transmittal addressed to Parent, which letter of transmittal shall be accompanied by a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates” and each, a “Certificate”) evidencing such holder’s ownership of the number of shares of Company Stock set forth opposite such Company Shareholder’s name on Annex B, and duly executed stock powers for such Certificates. The Certificates so surrendered shall forthwith be cancelled. After receipt of such materials, Parent shall, at Closing, in accordance with Annex B attached hereto, and subject to Section 1.9: (i) pay by wire transfer or ACH to each such Company Shareholder the cash Merger Consideration to which such Company Shareholder is entitled; (ii) deliver to each such holder the Convertible Note to which such holder is entitled; and (iii) instruct its transfer agent in writing (a copy of which is delivered to Company at Closing), which such instruction shall be irrevocable and shall be in form and substance reasonably satisfactory to the Company, to deliver to each such Company Shareholder a stock certificate for the number of Parent Shares to which such holder is entitled, as soon as practicable after Closing.
          (b) At the Closing, Parent shall pay directly to the Company Shareholders listed on Annex B in the table that appears directly under the heading “Other Shareholders” cash in amounts equal to the Closing Payment Amount to be delivered to such Company Shareholders as set forth on Annex B, provided that each such Company Shareholder, on or before Closing, as a condition to receiving such consideration at Closing: (i) consents to the Merger under an appropriate document evidencing such consent delivered to Parent at Closing, and (ii)  signs and delivers a letter of transmittal addressed to Parent, which letter of transmittal shall be accompanied by a Certificate or Certificates evidencing such Company Shareholder’s ownership of the number of shares of Company Stock set forth opposite such Company Shareholder’s name on Annex B, and duly executed stock powers for such Certificates. The Certificates so surrendered shall forthwith be cancelled. After receipt of such materials, Parent shall, at Closing, in accordance with Annex B attached hereto, and subject to Section 1.9, pay by wire transfer or ACH to each such Company Shareholder the cash Merger Consideration to which such Company Shareholder is entitled.
          (c) At the Closing, Parent shall deposit into the Company’s operating account for the benefit of the Company Shareholders listed on Annex B in the table that appears under the heading “Optionee Shareholders,” cash in the aggregate amount equal to the Closing Payment Amount to be delivered to all such Company Shareholders in the aggregate as set forth on Annex B. Such deposited amounts shall be held free and clear of all Liens and shall be delivered to Company’s payroll processor for immediate issuance of checks made payable to the order of each such Company Shareholder (each such check to be in the amount set forth opposite such Company Shareholder’s name on Annex B, less any required withholding taxes). Upon satisfaction of the requisite conditions specified in Section 1.7(f) for such Company Shareholder, Parent shall cause the check issued as described above to be delivered to such Company Shareholder.
          (d) At Closing, Parent shall deposit with the Escrow Agent, for the benefit of the Company Shareholders and the settlement of any Parent indemnification claims, cash and Convertible Notes in an aggregate amount equal to the Escrow Amount as provided in Section 1.4.
          (e) Following Closing, Parent shall deliver as described in this Section 1.7(e) to the Company Shareholders listed on Annex B in the table that appears under the heading “Remaining Shareholders,” cash in amounts equal to the Closing Payment Amount to be delivered to such Company Shareholders as set forth on Annex B (which cash shall be equal to the portion of the aggregate Closing Payment Amount that remains after the payments and deliveries required by the foregoing provisions of this Section 1.7). At Closing, Parent shall deposit into a segregated account at a commercial banking institution reasonably satisfactory to the Company, which account shall be for the benefit of such Company Shareholders, and which account shall at all times be maintained free and clear of all Liens, the balance of the Merger Consideration that is not distributed at Closing pursuant to the above provisions of this Section 1.7. Parent shall bear the cost and expense of maintaining such account and any and all interest earned at any time on the cash deposited into such account shall inure to the benefit of, and belong to, Parent.
          (f) As soon as reasonably practicable after the Effective Time and in any event within five (5) Business Days following the Effective Time, Parent and the Surviving Corporation shall mail to each holder of record of a Certificate or Certificates for which a letter of transmittal was not delivered to Parent at the Closing, which shares were converted into the right to receive such holder’s portion of the Merger Consideration as set forth on Annex B: (i) a letter of transmittal (which shall be in a form and have such other provisions as Parent may reasonably specify); and (ii) instructions as specified by Parent and Company for use in effecting the exchange of the Certificates for the Merger Consideration. At Closing, Company shall on behalf of such holder surrender Certificates for all outstanding Company Stock for cancellation to Parent. Upon delivery of such letter of transmittal, duly completed and executed, and all other documents required by the instructions thereto, to Parent, the holder of each such Certificate shall be entitled to receive in exchange therefor, and Parent shall promptly distribute to such holder, the amount of cash to which such holder is entitled pursuant to Annex B attached hereto, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender such amount of the Merger Consideration an in such manner as set forth on Annex B, without interest.
          (g) Parent shall not be required to issue and no Company Shareholder shall be entitled to receive any Parent Shares or Convertible Notes if such holder does not return a completed Investor Letter in substantially the form of Exhibit B hereto to Company and Parent on or before Closing.
          (h) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.7 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 1.7.
          (i) None of Parent, Merger Sub, or Company shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          (j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of indemnification or of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Parent will pay to the holder of such lost, stolen or destroyed Certificate, such holder’s Merger Consideration as set forth on Annex B.
          (k) If Parent is required to make a payment to a holder of a Certificate pursuant to this Section 1.7, Parent shall promptly distribute (or shall instruct the Exchange Agent to distribute) all such amounts to such holder in accordance with this Section 1.7 and with Annex B, without setoff or holdback of any kind (except withholding for taxes pursuant to subsection (l) below).

          (l) Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Company Shareholder such amounts as it is required by applicable law to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”) or any provisions of any other Tax law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder in respect to which such deduction and withholding were made by Parent.
     Section 1.8 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Company Stock issued and outstanding immediately prior to the Effective Time held by a holder who shall not have voted to adopt this Agreement (or otherwise consented to it) and has the right to demand and has properly demanded payment for such shares in accordance with Sections 14-2-1321 and 14-2-1323 of the GBCC (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration set forth in Section 1.5, but shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 14-2-1325 of the GBCC unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to such payment. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such right to payment, each such share of such holder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration such holder is entitled to receive in accordance with Section 1.5. Company shall give prompt notice to Parent of any demands received by Company for payment of shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to the received by Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.
     Section 1.9 Escrow Agreement
          (a) At the Effective Time, Parent shall deposit the $1,000,000 cash portion of the Escrow Amount into an interest bearing account, along with the $2,800,000 portion of the Escrow Amount composed of Convertible Notes (the “Escrow Account”), as specified in the Escrow Agreement (as defined below), at the Escrow Agent. The Escrow Agent shall hold the Escrow Amount pursuant to an escrow agreement to be entered into by Parent, the Shareholder Representative and the Escrow Agent on or before the Closing, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).
          (b) The Escrow Amount shall be made available to Parent, on the terms set forth in the Escrow Agreement, to indemnify Parent and Surviving Corporation against, and to protect, save and keep harmless Parent from, and to assume liability for, the payment of all losses, liabilities, damages, costs, assessments, fines, interest, penalties, deficiencies and other obligations and expenses (including reasonable out of pocket attorneys’ fees and expenses) (“Damages”) as provided in Section 9.1. Parent shall direct the Escrow Agent to make distributions out of the Escrow Amount to Parent (each, a “Parent Escrow Distribution”) in amounts equal to the amount of any indemnifiable Damages that are finally determined to be payable to Parent pursuant to Article IX hereof and in accordance with the Escrow Agreement. Parent Escrow Distributions shall be made from the cash in the Escrow Account and then from the remaining Escrow Funds (as defined in the Escrow Agreement) in the Escrow Account, in accordance with the terms and provisions of the Escrow Agreement. Parent may raise claims for indemnification under this Section 1.9 and Article IX only during the 15-month period following the Closing Date. On the day that is the first

Business Day following the date that is the 15-month anniversary of the Closing Date, Parent and the the Shareholder Representative shall jointly direct the Escrow Agent to make a distribution for the benefit of the Company Shareholders (other than the Non-Escrow Shareholders), in the manner set forth in the Escrow Agreement in an aggregate amount equal to the difference between the Escrow Amount, less all distributions made from the Escrow Amount prior to such date, less the total amount of all unresolved claims made by Parent as set forth on the Claims Schedule (as defined in the Escrow Agreement) delivered by Parent on or prior to the date that is the 15-month anniversary of the Closing Date.
          (c) On the later of (i) the first Business Day following the date which is the 15-month anniversary of the Closing Date, and (ii) the date on which all claims for Damages by Parent pursuant to Section 1.9 have been resolved in accordance with the Escrow Agreement (such date, the “Final Distribution Date”), the Shareholder Representative and Parent shall jointly direct the Escrow Agent to make a distribution to the Company Shareholders, in accordance with the provisions of the Escrow Agreement, in an aggregate amount equal to (1) the Escrow Amount plus all interest earned on such amount less (2) all distributions made from the Escrow Amount on or prior to the Final Distribution Date; provided, however, if the foregoing results in a negative number, then such escrow distribution shall be zero.
          (d) Any distributions from the Escrow Account to the Company Shareholders shall be distributed among the Company Shareholders as provided in the Escrow Agreement.
          (e) The Parties agree that the Escrow Amount has been established to satisfy the indemnification claims by Parent following the Closing. Parent acknowledges and agrees that other than with respect to Damages caused by fraud committed by Company or any officer, director or Company Shareholder acting on behalf of Company in connection with this Agreement or the Merger, upon the consummation of the Merger, Parent’s sole and exclusive remedy for any breach of any representation or warranty of Company contained in this Agreement or in any certificate or document executed in connection herewith shall be to seek indemnification out of the Escrow Amount, and Parent shall have no recourse against any Company Shareholder or any other Person personally in connection therewith. The Company Shareholders are intended third party beneficiaries of this provision. Payments made under this Section 1.9 shall be treated by each of the Parties as purchase price adjustments, and the Parties agree to file all Tax returns consistent with such treatment.
     Section 1.10 Adjustments to Merger Consideration. The Merger Consideration set forth in Section 1.4 above has been calculated pursuant to subsection (a) below and shall be subject to adjustment as set forth in subsections (b) and (c) below:
          (a) At the Closing, Company shall deliver to Parent a balance sheet (the “Closing Date Balance Sheet”) setting forth good faith estimates with respect to Company’s assets and liabilities as of the Closing Date. The Closing Date Balance Sheet will be prepared in accordance with the balance sheet included in the Interim Financial Statements, and shall be accompanied by a statement setting forth the calculation of the Closing Date Net Working Capital. If the Closing Date Net Working Capital is less than $1,900,000, the Closing Payment Amount has been reduced by the amount of such deficiency and, if the Closing Date Net Working Capital is more than $1,900,000, the Closing Payment Amount has been increased by the amount of such overage. For purposes of this Agreement, “Closing Date Net Working Capital” means Company’s current assets less current liabilities (including deferred revenue balances) determined in accordance with the methodology used in the balance sheet included in the Interim Financial Statements.
          (b) Within sixty (60) days of the Closing Date, Parent will review the Closing Date Balance Sheet and the calculation of the Closing Date Net Working Capital and, if Parent disputes the calculation of the Closing Date Net Working Capital, Parent shall notify Company in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute. Company shall have thirty (30) days from the receipt of the Dispute Notice to dispute Parent’s adjustment to the Closing Date Net Working Capital. If Company fails to dispute such adjustment within such time period, then the adjustment shall be final and conclusive. In the event of a dispute, Parent and Company shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by Parent and Company or, if Parent and Company fail or refuse to select a firm within ten (10) days after written request therefor by Parent or Company, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the American Arbitration Association (the “Chosen Firm”). All determinations pursuant to this section shall be in writing and shall be delivered to the parties. The Chosen Firm shall only resolve specific issues in dispute between the parties as set forth in the Dispute Notice in determining the Closing Date Net Working Capital. The determination of the Chosen Firm as to the resolution of any dispute shall be binding and conclusive upon all parties. A judgment on the determination made by the Chosen Firm pursuant to this section may be entered in and enforced by any court having jurisdiction over the matter. The fees and expenses of the Chosen Firm in connection with the resolution of disputes pursuant to this section shall be shared equally by Parent on one hand and Company on the other hand; provided, however, that if the Chosen Firm determines that one party has adopted a position or positions with respect to the calculation of Closing Date Net Working Capital that is frivolous or clearly without merit, the Chosen Firm may, in its discretion, assign a greater portion of any such fees and expenses to such party. The final amount of the Closing Date Net Working Capital as determined pursuant to this section shall be the “Final Net Working Capital.”
          (c) If the Final Net Working Capital is less than the Closing Date Net Working Capital, then Parent shall recover such shortfall from the Escrow Account. If the Final Net Working Capital is more than the Closing Date Net Working Capital, then Parent shall pay the difference to the Company Shareholders, on a pro rata basis as provided in Section 1.9, within five days of such determination.
ARTICLE II
CLOSING
     Section 2.1 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Nelson Mullins Riley & Scarborough LLP in Atlanta, Georgia at 9:00 a.m. local time, on January 17, 2008, or at such other time and place as the Parties mutually agree. For purposes of this Agreement, (i) “Closing Date” means the date on which the Closing occurs, and (ii) “Business Day” means any day other than Saturday or Sunday or any other day on which banks in Atlanta, Georgia are legally permitted or required to be closed.
     Section 2.2 Effective Time. Upon the terms and subject to the conditions of this Agreement, the Parties shall deliver to (i) the Secretary of State of the State of Georgia a certificate of merger (the “Certificate of Merger”) contemporaneously with, or immediately after, the Closing, and shall make all other filings or recordings as may be required under the GBCC and any other applicable law in order to effect the Merger. The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Georgia in accordance with the GBCC, or at such later time as the Parties may agree and as is provided in the Certificate of Merger. The time at which the Merger becomes effective is herein referred to as the “Effective Time.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as disclosed in the Schedules attached hereto (it being understood that (i) any matter disclosed pursuant to any Schedule will be deemed to be disclosed pursuant to any other Schedule as and to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Schedule, and (ii) the disclosure of any item in the Schedules will not be deemed to be an admission or representation as to the materiality of the item so disclosed), Company represents to Parent and Merger Sub as follows:
     Section 3.1 Organization and Good Standing. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with full corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. Company does not have any subsidiaries. Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership of property or the conduct of its business, requires such qualification, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.2 Authority; No Conflict.
          (a) Except for the approval of a majority of the Company’s Shareholders by execution of a written consent in accordance with the GBCC, and Company’s articles of incorporation and bylaws (the “Shareholder Approval”), the execution, delivery and performance of this Agreement, and all other documents executed or delivered in connection with the performance of this Agreement (the “Transaction Documents”) by Company and the consummation by Company of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement and the Transaction Documents have been, or when executed will be, duly executed and delivered by Company. This Agreement and the Transaction Documents constitute, or when executed and delivered by all parties hereto and thereto will constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy laws, and other laws affecting creditors’ rights generally or by principles of equity. Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and, subject to receipt of the Shareholder Approval, to consummate the transactions contemplated hereby and thereby. Annex B is true and correct.
          (b) Neither the execution and delivery of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will: (i) violate or conflict with the articles of incorporation or bylaws of Company; (ii) violate or conflict with any federal, state or local law to which Company or the Company Business are subject; or (iii) except as set forth in Schedule 3.2(b), violate or conflict with any Material Contract except for such violation or conflict as specified in clauses (ii) and (iii) as would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” with respect to a Party means any circumstance involving material and adverse change in or effect on the business, operations, properties, assets, financial condition or results of operations of such Party and its subsidiaries, considered collectively, or the ability to consummate the Merger and the transactions contemplated hereby. A Material Adverse Effect shall not include any effect that is due to any one or more of the following: (1) general changes in economic conditions or changes in the financial, software, services and technology industry or financial markets generally which do not have a materially disproportionate effect on a Party; (2) the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (3) changes, effects or events resulting from or arising out of the public announcement of the execution of this Agreement (including the identity of a Party); (4) with respect to a Party, any effect, event or change resulting from a breach of this Agreement or the Transaction Documents by such Party; or (5) any effect, event or change resulting from or arising out of any change in any law applicable to a Party.

     Section 3.3 Capitalization.
          (a) The authorized capital stock of Company consists of 17,125,000 shares of Company Common Stock and 4,989,831 shares of Company Preferred Stock, of which 2,083,333 shares are designated as Series A Preferred Stock, 1,453,249 shares are designated as Series B-1 Preferred Stock and 1,453,249 shares are designated Series B-2 Preferred Stock. As of the date of execution of this Agreement by Company (the “Execution Date”), there were 10,205,048 shares of Company Common Stock issued and outstanding, 2,083,333 shares of Series A Preferred Stock issued and outstanding, 968,833 shares of Series B-1 Preferred Stock issued and outstanding, and 484,416 shares of Series B-2 Preferred Stock issued and outstanding. As of the date of this Agreement, options to acquire 2,894,952 shares of Company Common Stock were outstanding pursuant to the terms of the 2007 Plan and options to acquire 40,000 shares of Company Common Stock were outstanding pursuant to the terms of the 2001 Plan (collectively “Company Options”). At the Effective Time, all Company Options will have been either exercised or terminated in accordance with the 2001 Plan and the 2007 Plan; no options to acquire shares of Company Common Stock will be outstanding; and neither Company nor Merger Sub nor Parent shall have any liability to the former holders of such Company Options related to the exercise or termination of such options. Immediately before the Effective Time, (i) 14,711,162 shares of Company Common Stock are issued and outstanding, no shares of Series A Preferred Stock are issued and outstanding, 968,833 shares of Series B-1 Preferred Stock are issued and outstanding, and 484,416 shares of Series B-2 Preferred Stock are issued and outstanding. Except as set forth above and on Schedule 3.3(a) (i) Company has no outstanding bonds, debentures, notes or other convertible securities of any kind or character, (ii) all issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights; (iii) there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Company to issue any additional shares of Company Stock; (iv) to the Knowledge of Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Company Stock; and (v) there are no outstanding bonds, debentures, notes or other obligations the holders of which have voting rights along with the Company Shareholders on any matters.
          (b) Schedule 3.3(b) contains an accurate list of all of the Company Shareholders as of the Execution Date. As of the Execution Date, each such Company Shareholder is the record owner of the number of shares of Company Stock listed opposite his, her or its name on Schedule 3.3(b).
     Section 3.4 Financial Statements. Attached as Schedule 3.4 are true and complete copies of (a) audited balance sheets of Company, and the related audited statements of income, changes in shareholders’ equity and cash flows of Company (including any related notes) for the three fiscal years ended December 31, 2006, 2005, and 2004, respectively, together with the reports of PriceWaterhouseCoopers, an independent registered public accounting firm (the “Audited Financial Statements”), and (b) an unaudited balance sheet of Company as at December 31, 2007 (the “Interim Balance Sheet Date”) and the related unaudited statements of income and cash flows for the periods then ended (the “Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements, in all material respects (1) are in accordance with the books and records of Company as of the dates and for the periods indicated, (2) fairly present the financial position, results of operations and shareholders equity of Company as of the respective periods then ended; and (3) have been prepared in accordance with Company’s normal practices and in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as otherwise noted therein, and, in the case of the Interim

Financial Statements, for the absence of footnotes, statements of changes in shareholders’ equity and other presentation items and for normal year-end adjustments.
     Section 3.5 Accounts Receivable. All accounts receivable reflected in the Audited Financial Statements and the Interim Financial Statement, and all accounts receivable arising between the date of the Interim Financial Statement and the date hereof, arose from bona fide transactions in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of setoff other than those arising in the ordinary course of business or for which adequate reserves have been established. No such account receivable has been assigned or pledged to any other individual, corporation, partnership, limited liability company, firm, joint venture, association, trust, unincorporated organization or Governmental Entity (“Person”).
     Section 3.6 Real and Personal Property.
          (a) Schedule 3.6(a) sets forth a list and location of all items of personal and mixed, tangible and intangible property, rights and assets of Company having an original or replacement cost or value greater than $50,000.00, other than Intellectual Property (as defined in Section 3.16 of this Agreement) (“Rights and Assets”). Company (i) has good and valid title to all Rights and Assets which it purports to own, and (ii) owns the Rights and Assets free and clear of all liens, charges, pledges, claims, encumbrances or security interests (“Liens”), except for (1) Liens that are not material in amount and do not interfere with normal use of the Rights and Assets in the Company Business, (2) Liens for Taxes not yet due and payable or which are being contested in good faith, (3) mechanics’, workmen’s or other like Liens, (4) licenses granted in the ordinary course of business, and (5) easements, permits, licenses, rights-of-way, restrictive covenants, reservations or encroachments or irregularities in, and other similar exceptions to title (“Permitted Liens”). All of the Rights and Assets, whether owned or leased, are in the possession or within the control of Company. No Related Party (as defined in Section 3.18(a)), has any claim or interest in any of the rights or assets that are used or useful in the business conducted by Company (the “Company Business”).
          (b) Company does not own any real property. Schedule 3.6(b) contains a true and correct description of all real property leased by Company, including all improvements located thereon (the “Leased Real Property”). Company has valid and binding leases (the “Real Property Leases”) for each Leased Real Property, and (i) Company has the right under the Real Property Leases to occupy and use in the manner it currently operates and uses all Leased Real Property; (ii) Company is current with respect to all payments due under the Real Property Leases; (iii) Company has complied in all material respects with its obligations under the Real Property Leases; and (iv) there are no material defaults on the part of Company, and to the Knowledge of Company, on the part of any other party under any of the Real Property Leases that remain uncured. Parent has been furnished with true, correct and complete copies of all leases concerning the Leased Real Property.
          (c) The Rights and Assets and the leased premises at which Company operates its business are in good operating condition and repair, ordinary wear and tear excepted. Except as set forth on Schedule 3.6(c), Company has only conducted the Company Business under its current name and maintains offices only at such locations as are identified on Schedule 3.6(c) and all of the Rights and Assets are currently located at those locations identified on Schedule 3.6(c).
     Section 3.7 Taxes. Except as set forth in Schedule 3.7:

          (a) For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify and including liability for Taxes of any other Person under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise; and (ii) “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or other document (including any related or supporting information) with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (b) Company has, within the time and manner prescribed by law, (i) filed with the appropriate taxing authorities (or joined in the filing of) all Tax Returns required to be filed by it in respect of any Taxes, and each such Tax Return was complete and accurate in all material respects and (ii) paid in full all Taxes due and payable (whether or not shown on Tax Returns). Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.
          (c) Company does not expect any authority to assess any additional Taxes against Company for any period for which Tax Returns have been filed. Company knows of no foreign, federal, state or local tax audits or administrative or judicial tax proceedings that are pending or being conducted with respect to Company. Company has not received from any foreign, federal, state or local taxing authority (in jurisdictions where Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to any Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company for taxable periods with respect to which the statute of limitations for the assessment or collection of Taxes is open. Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports from any taxing authority, and statements of deficiencies assessed against or agreed to by Company filed or received with respect to all taxable periods for which the statute of limitations for the assessment or collection of Taxes is open.
          (d) Company has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Company. Company has withheld and paid, accrued or reserved on its books, all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
          (e) Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G. Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Company is not a party to or bound by any Tax allocation or sharing agreement. Company (i) has never been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
          (f) The unpaid taxes of Company have been adequately reserved in accordance with GAAP. Since the date of the Interim Balance Sheet, Company has not incurred any liability or Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
     Section 3.8 Employees.
          (a) Schedule 3.8(a) sets forth a list of all current and former (within the last 12 months) full-time and part-time employees of Company, broken down by location and includes the name, title or position, years in service, salary, bonus and general benefits information for each such person (the “Employees”).
          (b) Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment or non-residents under the Immigration Reform and Control Act of 1986.
          (c) (i) There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of Company pending or, to the Knowledge of Company, threatened before any federal, state or local agency or court; (ii) Company is not a party to any union or collective bargaining agreements, and, to the Knowledge of Company, no union attempts to organize the Employees have been made, nor are any such attempts threatened; (iii) Company has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of the Employees; and (iv)  Company will not incur any liability or obligation to any Employee or violate any applicable laws (including without limitation the laws of the United States and the United Kingdom) respecting employment and employment practices as a result of the transactions contemplated by this Agreement.
     Section 3.9 Employee Benefits.
          (a) U.S. Plans. Schedule 3.9(a) of this Agreement sets forth a complete and correct list of all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by Company to which Company has any obligation or liability, contingent or otherwise; and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, stock award, stock option, stock purchase, severance, parachute, medical, vision, dental or other health plan, life insurance plan, flexible spending account, cafeteria plan, vacation or other material employee benefit policies or arrangements which Company maintains or to which Company has any obligation or liability (contingent or otherwise) (collectively referred to as the “Company Plans” and individually as a “Company Plan”).
          (i) None of the Company Plans is a multiemployer plan or a multiple employer plan. Company has not present liability due to a complete or partial withdrawal from a multiemployer plan or multiple employer plan or due to the termination or reorganization of a multiple employer plan, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Company.
          (ii) None of the Company Plans is a single employer plan and Company has no outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Company.
          (iii) Each Company Plan intended to qualify under Section 401(a) of the Code, and the trust maintained pursuant thereto, has been determined to be so qualified and exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Company Plan that could reasonably be expected to adversely affect such qualification or tax-exempt status.
          (iv) All contributions (including all employer contributions and employee contributions) required to have been made by Company under the Company Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which become due (including any valid extension) will have been paid by the Closing Date.
          (v) There has been no violation of ERISA or the Code with respect to the filing of applicable reports, documents or notices regarding the Company Plans with any governmental authority of the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Plans.
          (vi) True, correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available to Parent by Company if applicable: (A) all plans and related trust documents, and amendments thereto; (B) the most recent Forms 5500; (C) summary plans descriptions; and (D) and any written agreements, policies or practices.
          (vii) The Company Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws, which include but are not limited to all the provisions of ERISA and the Code.
          (viii) There are no pending or, to the Knowledge of Company, threatened actions, claims or proceedings against or relating to any Company Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims).
          (ix) To the Knowledge of Company, neither Company nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any action, or failed to take any action, which could reasonably result in any material liability under ERISA or the Code.
          (x) No Company Plan is or ever has been subject to Section 412 of the Code, Section 302 or 303 of ERISA, or Title IV of ERISA; and the Company has no obligation or liability (contingent or otherwise) in connection with Section 412 of the Code, Section 302 or 303 of ERISA, or Title IV of ERISA.
          (xi) No Company Plan, including, without limitation, the 2007 Plan and the 2007 Plan Outstanding Options, is subject to Section 409A of the Code.
          (b) Foreign Plans.
          (i) Schedule 3.9(b) sets forth each Foreign Benefit Plan (as defined below) and any other material agreement, program or arrangement which provides similar benefits to employees currently sponsored, maintained or contributed to by Company, or with respect to which Company has or may have any actual or contingent liability (including any such liabilities under any terminated plan or arrangement), but excluding any applicable statutory social security plans operated under public law, statute or regulation and any applicable industry-wide plans in the relevant jurisdiction.
          (ii) With respect to each Foreign Benefit Plan, Company has made available (or caused to be made available) current, accurate and complete copies of the governing documents for each such Foreign Benefit Plan, and in the case of any Foreign Benefit Plan that is not in written form, an accurate description of all material aspects of that Foreign Benefit Plan.
          (iii) With respect to each Foreign Benefit Plan of Company, all premiums, contributions, or other payments required to have been made as required by applicable law or under the terms of any Foreign Benefit Plan or any written or oral agreement relating thereto as of the Closing Date have been made or, if applicable, accrued on the Closing Date Balance Sheet.
          (iv) Since the Interim Balance Sheet Date, no proposal has been announced and no agreement has been made to establish any other arrangement for providing employee benefits for or in respect of any non-US employees of Company.
          (v) Each Foreign Benefit Plan has been maintained and administered in all material respects in accordance with its terms and applicable laws; and there has been no violation of applicable law in connection with any Foreign Benefit Plan.
          (vi) As used herein, the term “Foreign Benefit Plan” means any plan, fund, program, policy, agreement, arrangement or scheme, whether written or oral, maintained, or required to be maintained, pursuant to any Subsidiary by employees, former employees, directors, former directors, managers, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them, which such plan fund, program, policy, agreement, arrangement or scheme is (A) is established or maintained outside of the United States primarily for benefit of employees of Company residing outside the United States and (B) is subject to or governed by the law of any jurisdiction other than the United States or any state or territory of the United States.

     Section 3.10 Compliance with Laws. The Company Business is not being (and has not been) conducted in violation of any applicable law of any federal, state or local governmental body, court or agency (“Governmental Entity”) except where violations, taken as a whole, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.10, no licenses from any Governmental Entity are required for the conduct of the Company Business except where the absence of any licenses, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     Section 3.11 Required Consents. Except for the Shareholder Approval, the approvals, notices, filings and consents expressly provided for elsewhere in this Agreement (for example, in Section 2.2 above and in Section 5.2 below), and the items set forth on Schedule 3.11 (the “Required Consents”), no approval, authorization, consent, permission or waiver to or from, or notice, filing or recording to or with, any person or Governmental Entity is necessary for the execution and delivery of this Agreement and the Transaction Documents or the consummation by Company of the transactions contemplated hereby or thereby.
     Section 3.12 Legal Proceedings; Orders
          (a) There are no actions, suits or proceedings at law or in equity (“Proceedings”), by any Person or any arbitration or any administrative or other proceeding by or before (or, to the Knowledge of Company, any investigation by) any Governmental Entity pending or, to the Knowledge of Company, threatened against Company which if determined adversely to Company could have a Company Material Adverse Effect.
          (b) There are no awards, decisions, injunctions, judgments, orders, rulings or verdicts entered issued, made or rendered by any Governmental Entity or by any arbitrator (“Orders”), to which Company or any of its assets is subject; and to the Knowledge of Company, no officer, director or employee of Company is subject to any Order that prohibits such individual from engaging in or continuing any conduct, activity, or practice necessary to the performance of such individual’s services to Company.
     Section 3.13 Environmental Matters.
          (a) For the purposes of this Agreement, the following defined terms shall apply:
     (i) “Environmental Laws” means any and all statutes, codes, laws (including common law), ordinances, agency rules, regulations and guidance and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material.
     (ii) “Environmental Permits” means permits, licenses, approvals, consents, orders and authorizations which are required under Environmental Laws in connection with the Company Business.

     (iii) “Hazardous Materials” means (1) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (2) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and polychlorinated biphenyls.
          (b) Company is in compliance in all material respects with all Environmental Laws applicable to it or the Company Business. Company possesses all Environmental Permits required under Environmental Laws for the operation of the Company Business as currently conducted. No environmental audits or assessments have been conducted at any of the Leased Real Property by or on behalf of Company. Company has not received any notice of violation, nor is any action pending or, to the Knowledge of Company, threatened, asserting actual or potential liability under any Environmental Law with respect to the Company Business. All waste containing any Hazardous Material generated, used, handled, stored, treated or disposed of directly or indirectly by Company at the Leased Real Property has been stored or disposed of in compliance with all applicable Environmental Laws. To Company’s Knowledge, none of the Leased Real Property contains any asbestos-containing materials and polychlorinated biphenyls or items containing polychlorinated biphenyls are not used or stored on or in any such properties.
     Section 3.14 Insurance. Schedule 3.14 contains an accurate and complete list of all current property, fire and casualty, products liability, workers’ compensation, and all other insurance policies, copies of which have been delivered to Parent. Company has not received any notice of cancellation with respect to any of such insurance policies or of any unwillingness of an insurer to renew such policies based on standard premium charges and all premiums due thereupon have been paid.
     Section 3.15 Material Contracts; No Defaults.
          (a) Schedule 3.15(a) lists each of the following contracts and agreements to which Company is party or is bound which are currently in effect and which do not allow Company to terminate such contract or agreement upon ninety (90) days (or less) notice without penalty (the “Material Contracts”):
     (i) collective bargaining agreements, employment, consulting or similar agreements,
     (ii) real property leases and personal property leases with annual payments in excess of $50,000,
     (iii) contracts with customers requiring annual payments in excess of $50,000,
     (iv) contracts with customers involving an unperformed commitment of goods or services having a value in excess of $50,000 or involving the performance of services for a fixed price or a not to exceed price,
     (v) contracts for the licensing of the Company Intellectual Property (as defined in Section 3.16) (other than ordinary course licenses of the Company Intellectual

Property to customers of Company or to vendors or service providers performing services on behalf of Company),
     (vi) contracts with vendors and service providers and other agreements in each case requiring Company to make annual payments in excess of $50,000,
     (vii) guarantees, indentures, mortgages and notes or other debt instruments evidencing indebtedness of Company,
     (viii) agreements containing covenants not to compete or other restrictive covenants limiting the operations or scope or type of business of Company, or
     (ix) agreements entered into with a Related Party or outside the ordinary course of business.
          (b) Except as set forth in Schedule 3.15(b), each Material Contract is valid, binding and in full force and effect. Company delivered, or made available, to Parent true and complete copies of the Material Contracts. Company is not in breach or default and, to Company’s Knowledge, no other party to any Material Contract, is as of the Execution Date, in material breach of or default under any Material Contract.
     Section 3.16 Intellectual Property.
          (a) The following additional definitions apply to this Agreement:
     (i) “Intellectual Property” means the tangible and intangible rights or interests and intellectual property rights evidenced by, embodied in, or associated with: (1) any idea, algorithm, design, concept, technique, methodology, process, invention, discovery or improvement, whether or not patentable, including all United States and foreign patents, patent applications, patent license rights, industrial design registrations, patentable inventions and certificates of invention and all divisions, continuations, continuations in part, re-issues and re-examinations relating thereto, (2) any works of authorship or expression which include but are not limited to Computer Software, Databases and business plans, whether or not copyrightable, including moral rights and copyrights recognized by law, together with any renewal or extension thereof; (3) any logos, trademarks, domain names, service marks, trade names and trade dress, and all goodwill relating thereto; (4) any trade secrets, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and (5) in each case of the foregoing items (1) through (4), the right to apply for registrations, certificates or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.
     (ii) “Databases” means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefore.

     (iii) “Computer Software” means all computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listing related thereto.
          (b) Company owns or has a license to use all of the Intellectual Property used by Company and material to the Company Business, including but not limited to ownership or license rights in each of its Products (defined below) and each copy thereof possessed by Company (collectively, the “Company Intellectual Property”). Company Intellectual Property may be either Owned Intellectual Property (defined in Section 3.16(c)) or Third Party Intellectual Property (defined in Section 3.16(d)). Company Intellectual Property includes Computer Software that Company sells, distributes or licenses, with or without the right to sublicense, to customers of the Company Business (“Product”).
          (c) All Company Intellectual Property owned by Company is hereinafter referred to as “Owned Intellectual Property.” Schedule 3.16(c) lists and describes each item of Owned Intellectual Property material to the Company Business.
          (d) All Company Intellectual Property that is not owned by Company but is used, licensed, sold or sublicensed by Company in the Company Business is hereinafter referred to as “Third Party Intellectual Property.” Schedule 3.16(d) lists and describes all Third Party Intellectual Property material to the Company Business. Company has not sold, distributed, granted access to or sublicensed to use any Third Party Intellectual Property without the consent of the applicable third party owner. Except as shown on Schedule 3.16(d), no royalties or fees are payable by Company to anyone for use of the Third Party Intellectual Property.
          (e) Each Product of Company material to the Company Business is listed and described on Schedule 3.16(e). Company is the owner or has a license, with right to sublicense, such material Products sold, distributed or licensed by Company, and Company has the right to convey its ownership or license interest in all Products. Conveyance of license rights included in Company Intellectual Property or otherwise used by Company in the conduct of its business will not require payment of additional fees.
          (f) All material licenses, permissions, sublicense and agreements covering the production, distribution or sale of Company Intellectual Property are listed on Schedule 3.16(e), are in full force and effect, are subject to no liens and are legal, valid and binding.
          (g) No Computer Software or process of Company has manifested operating problems, other than such problems that have been adequately corrected or are correctable in the ordinary course of business without material cost or expense.
          (h) Every current and former officer, director, employee (other than ministerial employees) and independent contractor of Company (including employees, contractors and agents of such independent contractors who have performed services for Company or have otherwise contributed to Products) is a party to a contract which requires (or required for the term thereof) such officer, director or employee and/or independent contractor to assign any interest in any Owned Intellectual Property to Company and to keep confidential any trade secrets, proprietary data, customer information, or other non-public business information of Company.

          (i) Company has not received any notice that the manufacture, use or sale by Company of any Company Intellectual Property, or any component thereof, or the Company Business, violates or infringes upon any claims of any United States or foreign patent or patent application or other intellectual property right owned or held by any third party. Neither the Products nor the Company Business infringes any claims of any United States or foreign patent or patent application or other intellectual property right owned or held by any third party. Company has no Knowledge of any infringement of any Company Intellectual Property.
          (j) All Third Party Intellectual Property contained in the Products is listed and described on Schedule 3.16(j). Company has in its possession all necessary drawings, artwork, specifications, prototypes, know-how, source codes and other documents and materials necessary to establish Company’s rights in the Products.
          (k) Each of the Products materially complies with its respective published specifications as set out in the user manuals for such Product. Company has not received notice that any licensee of a Product has claimed or is currently claiming that the Products do not work materially in accordance with the published specifications or in accordance with any other contractual warranty given by Company.
          (l) Except as set forth in Schedule 3.16(l), no Product or other Company Intellectual Property includes any “open source software” that is subject to an open source software license. Schedule 3.16(l) contains (i) a complete and accurate list of all software that is distributed as “open source software” or under a similar licensing or distribution model that is or has been incorporated or otherwise integrated into, aggregated or compiled with a Product or other Company Intellectual Property, (ii) a brief summary of the current use of such “open source software” in the Company Business; and (iii) the name of the applicable license agreement. With respect to such open source software, Company has complied and is currently in compliance with the terms of the applicable license agreement. Without limiting the generality of the foregoing, no “open source software” component that is or has been incorporated or otherwise integrated into, aggregated or compiled with a Product or other Company Intellectual Property, is subject to a GNU General Public License, a GNU Library (Lesser) General Public License, or any other license containing terms substantially similar to the terms contained in either of the foregoing licenses in any material respect, specifically including, without limitation, the reciprocity terms applicable to source code for any derivative works.
          (m) Except as set forth in Schedule 3.16(m), Company has not disclosed or delivered, or permitted the disclosure or delivery, to any third party, all or any part of the source code (including any algorithm or documentation contained in, or relating to, any source code) of any Owned Intellectual Property, pursuant to a release condition or similar event under any source escrow agreement or similar agreement.
          (n) To Company’s Knowledge, all registrations and patents included in the Owned Intellectual Property are in full force and effect, and all applicable fees with respect thereto have been paid.
     Section 3.17 Absence of Certain Changes and Events. Except as set forth in Schedule 3.17, and except in connection with the negotiation and consummation of this Agreement and the Merger, since the Interim Balance Sheet Date, (a) Company has been operated in the ordinary course of business, and (b) Company has not:

     (i) suffered any material adverse change in working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;
     (ii) paid, discharged or satisfied any material liability other than per its terms;
     (iii) written off as uncollectible any material accounts receivable;
     (iv) compromised any material debts, claims or rights or disposed of any of its material properties or assets;
     (v) incurred or guaranteed any indebtedness for borrowed money, whether secured or unsecured;
     (vi) made aggregate capital expenditures or commitments in excess of $50,000;
     (vii) made any material change in any method of accounting or accounting practice;
     (viii) sold, assigned or transferred any tangible asset other than in the ordinary course of business or any patents, trademarks, trade names, copyrights or other intangible assets;
     (ix) subjected any portion of its assets, tangible or intangible, to any Lien, except for Permitted Liens;
     (x) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of Company other than in the ordinary course of business;
     (xi) amended or authorized any amendment to its articles of incorporation or bylaws;
     (xii) declared or made any payment or distribution to shareholders; or
     (xiii) agreed, whether in writing or otherwise, to take any action described in this Section 3.17.

     Section 3.18 Related Party Transactions.
          (a) Except as set forth on Schedule 3.18(a), there are no existing arrangements or proposed transactions between Company and (i) any officer or director of Company or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a “Related Party”) or (ii) any business (corporate or otherwise) which a Related Party owns, or controls directly or indirectly, or in which a Related Party has any material ownership interest.
          (b) To the Knowledge of Company, there are no existing arrangements or proposed transactions between any Related Party and any business (corporate or otherwise) with which Company regularly does business.
     Section 3.19 Brokers or Finders. Except as set forth on Schedule 3.19, neither Company, nor its officers, directors or representatives, has employed any investment banker, broker or finder or incurred any liability for investment banking, brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement and the Transaction Documents.
     Section 3.20 Books and Records. The books of account, minute books, stock record books, and other similar records of Company, all of which have been made available to Parent or its representatives, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. At the Closing, all of these books and records will be in the possession of Company.
     Section 3.21 No Undisclosed Liabilities. Except as disclosed in Schedule 3.21 and in the other Schedules to this Agreement, Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the balance sheet included in the Interim Financial Statements and current liabilities incurred in the ordinary course of business since the date of such balance sheet.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub jointly and severally represent and warrant to Company and the Company Shareholders as follows:
     Section 4.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. Parent is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership of property or the conduct of its business, requires such qualification, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with full corporate power and authority to conduct its business as it is now being conducted. Merger Sub is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership of property or the conduct of its business, requires such qualification, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 4.2 Authority and No Conflict.
          (a) The execution, delivery and performance of this Agreement and the Transaction Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement and the Transaction Documents have been, or when executed will be, duly executed and delivered by Parent and Merger Sub. This Agreement and the Transaction Documents constitute, or when executed and delivered by all parties hereto and thereto will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy laws, and other laws affecting creditors’ rights generally or by principles of equity. Parent and Merger Sub each have all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.
          (b) Neither the execution and delivery of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or violate the charter or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, (ii) conflict with or violate or require consent under any federal, state or local law to which Parent or Merger Sub or any of their respective assets are subject or conflict with or violate or require consent under the rules or regulations of any exchange or trading system upon which its securities are listed or admitted for trading, or (iii) cause (including after notice, lapse of time, or both) a breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to require payment under, or to cancel, terminate, or modify, any note, bond, mortgage, indenture, credit agreement, loan agreement, license, instrument, trust, contract, agreement or other commitment or arrangement of Parent or Merger Sub, except for such violation as specified in clauses (ii) and (iii) as would not be reasonably expected to have a Parent Material Adverse Effect.
     Section 4.3 Legal Proceedings; Orders. There are no Proceedings by any Person, or any arbitration or any administrative or other proceeding by or before (or, to the Knowledge of Parent or Merger Sub, any investigation by) any Governmental Entity pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub which, if determined adversely to Parent or Merger Sub could have a Parent Material Adverse Effect.
     Section 4.4 Capitalization.
          (a) The authorized capital stock of Parent consists of 100,000,000 shares of no par value common stock of Parent (the “Parent Common Stock”) and 20,000,000 shares of no par value preferred stock of Parent, of which 25,000 shares are designated as Series A Preferred Stock, 40,032 shares are designated as Series B Preferred Stock, and 14,650 shares are designated as Series C Preferred Stock (collectively, the “Parent Stock”). As of the Effective Time, there will be 17,279,315 shares of Parent Common Stock issued and outstanding and no shares of Parent’s Series A, B and C Preferred Stock issued and outstanding. As of the Effective Time, options to acquire a total of 1,928,139 shares of Parent Common Stock will be outstanding pursuant to the terms of the Goldleaf Financial Solutions, Inc. 2005 Long Term Equity Incentive Plan; the Private Business, Inc. 2004 Equity Incentive Plan; the Private Business, Inc. 1999 Amended and Restated Stock Option Plan; the Towne Services, Inc. 1996 Stock Option Plan; the Towne Services, Inc. 1998 Stock Option Plan; the Towne Services, Inc. Director Stock Option Plan; the Towne Services, Inc. Non-Qualified Stock Option Plan, and options outstanding under individual stock option grants that are not governed by the terms of a stock option plan but that were made pursuant to a single form of option grant. As of the Effective Time, Parent had no more than $10,000,000 of indebtedness for borrowed money outstanding, all of which indebtedness is outstanding pursuant to that certain Second Amended and Restated Credit Agreement dated as of November 30, 2006 by and among Parent, Bank of America, N.A., as administrative agent and lender, and the other lenders party thereto, as amended pursuant to that First Amendment thereto dated as of the Closing Date (the “Credit Agreement”). Except as set forth in the preceding sentences of this Section 4.4(a), (i) neither Parent nor any of its subsidiaries has any outstanding bonds, debentures, notes or other convertible securities of any kind or character; (ii) there are no existing options, warrants, call, subscriptions, convertible securities, or other rights, agreements or commitments or securities that obligate Parent or any of its subsidiaries to issue any additional securities; (iii) to the Knowledge of Parent, there are no voting trust, proxies or other agreements or understandings with respect to the voting of the Parent Stock; and (iv) there are no outstanding bonds, debentures, notes or other obligations the holders of which have voting rights along with the shareholders of Parent on any matters. All outstanding shares of Parent Stock were, all Parent Shares and Convertible Notes issued in connection with this Agreement are, and all Parent Stock issuable upon conversion of the Convertible Notes (when issued in compliance with the terms of such Convertible Notes) will be, duly authorized, validly issued, fully paid and nonassessable. No securities of Parent were issued, and the securities to be issued in connection with this Agreement (including the Parent Stock issuable upon conversion of the Convertible Notes) will not be issued, in violation of the preemptive rights or any rights of first refusal or any similar right of any Person.
          (b) There is no agreement, contract, commitment or arrangement pursuant to which Parent or any subsidiary of Parent is or may become obligated to repurchase or redeem any securities. The Parent Shares and Convertible Notes issuable in connection with this Agreement, and the Parent Stock issuable upon conversion of the Convertible Notes, are and shall be free and clear of all Liens.
     Section 4.5 SEC Reports; Financial Information; Compliance with Listing Requirements.
          (a) Parent has filed or furnished, as applicable, all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it since December 31, 2006 with the U.S. Securities and Exchange Commission (the “SEC”) (collectively, as finally amended prior to the date hereof, the “Parent SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each as in effect on the date so filed. None of the Parent SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of (i) the consolidated balance sheets included in the Parent SEC Reports filed with the SEC since (including the related notes and schedules) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present, in all material respects, the consolidated financial position of Parent and its subsidiaries on a consolidated basis at the respective dates thereof and (ii) the related consolidated statements of earnings, cash flows and stockholders’ equity included in the Parent SEC Reports (including the related notes and schedules) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present in all material respects the results of operations and cash flows of Parent and its subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii), to normal and/or recurring year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements, each to the extent allowed by the provisions governing the contents of Form 10-Q). As of the Effective Time, Parent is in compliance in all material respects with all SEC rules and regulations and meets all requirements necessary for the listing and continued listing of the Parent Common Stock on the National Global Market.
          (b) Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) has disclosed and reported, based on its most recent evaluation of such internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of the Parent’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting and (B) any fraud whatsoever that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to Parent and the related rules and regulations promulgated by the SEC.
          (c) Since December 31, 2006, except for communications related to the restatements disclosed in the Parent SEC Reports, the audit committee of Parent’s board of directors has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Parent or any Parent subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Parent or any Parent subsidiary, whether or not employed by Parent or any Parent subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the audit committee of Parent’s board of directors or to the General Counsel or Chief Executive Officer of Parent..
     Section 4.6 Brokers or Finders. Except as described on Schedule 4.6, Parent and Merger Sub and their respective officers, directors and representatives have not employed any investment banker, broker or finder or incurred any liability for investment banking, brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement and the Transaction Documents.

     Section 4.7 Financing. Parent and Merger Sub have sufficient currently-available unrestricted funds on hand to complete the transactions contemplated hereby, including, without limitation, the ability to pay the Merger Consideration and all fees, costs and expenses associated therewith in full at the Closing. Parent has delivered Company a true, complete and correct copy of the Credit Agreement, and there have been no amendments, side letters or other modifications to the Credit Agreement as of the Effective Time. No breach or default (nor any event, fact or circumstance which, with notice or passage of time, would be reasonably likely to constitute or cause a breach or default) exists, and the consummation of the transactions contemplated hereby, including but not limited to the Merger and the execution, delivery and performance by Parent of the Convertible Notes, does not and will not constitute or cause any breach or default of the Credit Agreement.
     Section 4.8 Ownership of Merger Sub; Interim Operations of Merger Sub.
          (a) All of the outstanding capital stock of Merger Sub is owned by Parent, free and clear of any Liens. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Parent to issue, transfer or sell any shares of capital stock of Merger Sub. There is no obligation, contingent or otherwise, of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Merger Sub.
          (b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not (i) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby, or (ii) incurred any liabilities other than in connection with its incorporation and the transactions contemplated hereby.
     Section 4.9 No Undisclosed Liabilities. Parent and Merger Sub have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations that (i) are reflected or reserved against in the most recent financial statements included in the Parent Form 10-K or quarterly report on Form 10-Q most recently filed prior to the date hereof (the “Last Filed Balance Sheet”), or (ii) were incurred in the ordinary course of business and consistent with past practice since the date of the Last Filed Balance Sheet (the “Last Filed Balance Sheet Date”).
     Section 4.10 Absence of Certain Changes or Events. Since the Last Filed Balance Sheet Date, except for the negotiation and consummation of the transactions contemplated by this Agreement and as described on Schedule 4.10, Parent and its subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, and, since such date, Parent and its subsidiaries have not (i) suffered any material adverse change in their working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations; (ii) declared or made any dividend or other distribution (whether in cash, stock or property) in respect of any of Parent’s or any of its subsidiaries’ capital stock; (iii) declared or made any split, combination or reclassification of any of Parent’s or any of its subsidiaries’ capital stock; (iv) made any material change in account methods, principles or practices, (v) made any material revaluation of or written off any material assets, including writing off notes or accounts receivable other than in the ordinary course of business; (vi) paid, discharged or satisfied any material liability other than per its terms; (vii) incurred or guaranteed any indebtedness for borrowed money, whether secured or unsecured; (viii) amended or authorized the amendment of its charter or bylaws; (ix) subjected all or any portion of its assets, tangible or intangible, to any Liens, except for Liens permitted without the consent of the lenders being required under the Credit Agreement; or (x) agreed, whether in writing or otherwise, to take any of the foregoing actions.
     Section 4.11 Compliance with Law and Reporting Requirements. Parent and Parent’s subsidiaries are not (and have not been) in violation of any law, regulation or rule of any Governmental Entity and have not received any written notice of any such violation, in each case except for any violation or possible violation that would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its subsidiaries have, and are (and have been) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of, or the non-compliance, with which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 4.12 Acknowledgments by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of Company. In entering into this Agreement, Parent and Merger Sub have relied solely upon their own investigation and analysis and the representations and warranties of Company set forth in this Agreement, and each of Parent and Merger Sub acknowledges that, other than as set forth in this Agreement, none of Company, or any of its directors, officers, employees, shareholders, other Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Parent and Merger Sub and their respective agents or representatives prior to the execution of this Agreement. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
ARTICLE V
COVENANTS
     Section 5.1 Payment of Indebtedness by Related Persons. Company shall cause all indebtedness owed to Company by any Company Shareholder or Affiliate to be paid in full before the Closing.
     Section 5.2 Rule 16b-3 Actions. Prior to the Effective Time, Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of Parent securities (including derivative securities) in connection with this Agreement by each individual who is or may as a result of the Merger become subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by Parent’s board of directors or a committee of two or more Non-Employee Directors of Parent (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approvals shall be in a form reasonably acceptable to Company and shall specify: (A) the name of each officer or director, (B) the number of securities to be acquired for each named person, (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 of the Exchange Act, and (D) the material terms of the securities to be acquired.
     Section 5.3 Nasdaq Filings; Fees. Parent shall, no later than ten (10) days after the Closing, make all filings and notifications, and pay all applicable fees required by the rules, regulations and standards of the Nasdaq Stock Market (the “Nasdaq Rules”) with respect to Parent

Shares issued at Closing and shares of Parent Stock issuable upon conversion of the Convertible Notes issued pursuant to the Merger.
     Section 5.4 Securities Laws. Parent shall take such steps and make all filings as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Parent Shares and Convertible Notes (including the issuance of shares of Parent Common Stock thereunder) as contemplated by this Agreement.
     Section 5.5 Reservation of Common Stock. Parent shall reserve for issuance the number of shares of Parent Common Stock into which all of the Convertible Notes then outstanding are convertible, and shall take such further action from time to time thereafter to increase the number of shares of Parent Stock reserved for issuance upon conversion as required by any adjustment under the Convertible Notes.
     Section 5.6 Restrictive Agreements. Neither Parent nor any of its subsidiaries will enter into or become obligated under any agreement or contract (excluding sales agreements executed in the ordinary course of business) including, without limitation, any loan agreement, promissory note (or other evidence of indebtedness), mortgage, security agreement or lease, which by its terms prevents or restricts Parent or its subsidiaries from performing its obligations under this Agreement, the Convertible Notes, the Registration Rights Agreement or any other Transaction Documents.
     Section 5.7 Rule 144 Reporting. With a view to making available to the Persons that become holders of Parent Shares and Parent Stock acquired upon conversion of the Convertible Notes (collectively, the “Holders”) the benefits of certain rules and regulations of the SEC and other Governmental Entities which may permit the sale of such securities to the public without registration, and certain other benefits, Parent agrees that it will, with respect to each Holder, until the sooner to occur of (i) the first anniversary of the date hereof (unless the Holder is an Affiliate, in which event the obligations to the Holder under this Section 5.7 shall continue until (x) ninety (90) days following the date on which the Holder is no longer an Affiliate or (y) such obligations are terminated under the following clause (ii)); or (ii) the date that the Holder no longer holds any Parent Shares, Convertible Notes or Parent Common Stock acquired upon conversion of the Convertible Notes:
          (a) at all times make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act at all times after the Closing;
          (b) file with the SEC and Nasdaq, in a timely manner, all reports and other documents required of the Parent under the Securities Act, the Exchange Act and Nasdaq Rules (including all filings and other submissions of the kind contemplated or described in Section 4.5 above);
          (c) furnish to such Holder forthwith upon request a written statement by Parent to the effect that Parent is in compliance with the reporting requirements of said Rule 144 of the Securities Act and of the Exchange Act; and
          (d) maintain the listing of the Parent Common Stock on the Nasdaq Global Market, Nasdaq Capital Market or Nasdaq Global Select Market (or their successors).

ARTICLE VI
OTHER AGREEMENTS
     Section 6.1 Public Announcements. Any public announcement or similar publicity with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby will be issued, if at all, at such time and in such manner as mutually agreed to by Parent and Company; provided, however, that in the case of announcements, statements, or acknowledgments that any Party is required by applicable law to make, issue or release, the making, issuing or releasing of any such announcement, statements or acknowledgment by the Party so required to do by applicable law will not constitute a breach of this Agreement if such Party has given, to the extent reasonably possible, notice thereof to the other Parties not less than two (2) Business Days prior to such disclosure and has attempted, to the extent reasonably possible, to clear such announcement, statement or acknowledgment with the other Parties. Except as otherwise agreed to by Parent and Company or required by law, prior to the Closing, each Party and its representatives and agents will keep this Agreement, the Transaction Documents and any information about the transactions contemplated hereby and thereby strictly confidential and shall not make any disclosure of this Agreement to any other Person. Parent and Company will consult with each other concerning the means by which Company and its employees, customers, and suppliers and others having dealings with Company will be informed of the transactions contemplated hereby.
     Section 6.2 Confidentiality Agreement. The confidentiality agreement dated as of August 27, 2007, entered into by and between Parent and Company (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Closing occurs, in accordance with the terms thereof except as they may be superseded by the terms hereof.

     Section 6.3 Continuation of Indemnification; Liability Insurance.
          (a) After the Closing, the Surviving Corporation shall continue to indemnify and hold harmless each of the employees, agents, directors or officers of Company (the “Company Indemnified Principals”), in their capacities as such, from and against all Damages actually incurred or suffered in connection with any threatened or pending Proceeding by any Person relating to the Company Business or the status of such Company Indemnified Principal as a director, officer, employee or agent of Company at or prior to the Closing, to the fullest extent permitted by applicable law. The Surviving Corporation shall retain or include in its articles of incorporation and bylaws any indemnification provisions, including provisions respecting the advancement of expenses, in effect immediately prior to the Closing, for the benefit of the Company Indemnified Principals, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights available to the Company Indemnified Principals). If the Surviving Corporation merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, the Surviving Corporation shall make proper provision so that the surviving or resulting corporation or the transferee in such transaction assumes the obligations of the Surviving Corporation under this Section 6.3. The obligations set forth in this Section 6.3 will continue for a period of six (6) years following the Closing Date and will continue in effect thereafter with respect to any Proceeding commenced prior to the sixth anniversary of the Closing Date. Parent hereby agrees, effective as of the Closing, to guarantee the Surviving Corporation’s indemnification obligations in favor of the Company Indemnified Principals pursuant to the terms of this Section 6.3. The Company Indemnified Principals are third party beneficiaries of, and are entitled to enforce, the provisions of this Section 6.3.
          (b) Each of Parent and the Company Indemnified Principals shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
          (c) For the six-year period commencing immediately after the Effective Time, Parent shall, at Company’s election and at the expense of Company paid either prior to Closing or by a deduction from the Closing Payment Amount, obtain a directors’ and officers’ insurance policy for the exclusive benefit of those Persons who are currently covered by Company’s directors’ and officers’ liability insurance policy from a financially sound and nationally reputable carrier which (A) is at least as favorable to the Persons currently covered by Company’s directors’ and officers’ liability insurance in effect as of the date hereof; and (B) will at a minimum have the same terms and limits as Company’s directors’ and officers’ liability insurance policies in effect as of the date hereof; Company and Parent shall cooperate to make any arrangements necessary to obtain such directors’ and officers’ liability insurance for such six-year period, including the prepayment of any fees or premiums (at the expense of Company paid either prior to Closing or by a deduction from the Closing Payment Amount) to the applicable insurance providers of such amounts as necessary to provide the coverage contemplated by this Section 6.3.
     Section 6.4 Employee Benefits.
          (a) From and after the Effective Time, Parent will honor (and hereby assumes, effective at Closing), and will cause the Surviving Corporation and all of its subsidiaries to honor, in accordance with its terms (including any right to amend or terminate) each existing employment, severance and termination plan, policy or agreement of or between Company and any officer or director of Company listed on Schedule 6.4(a). Notwithstanding the foregoing, nothing in this Section 6.4(a) will require (i) the continuation of any Company Plan of any variety or prevent the amendment or termination thereof, or (ii) Parent or the Surviving Corporation to continue or maintain the employment of any Company employee. All such Company employees shall be employees at will. Notwithstanding the resignation of any Person who is a party to any agreement listed on Schedule 6.4(a) in connection with this Agreement, such agreement shall be treated as remaining in effect on a continuous basis upon such Person’s acceptance of the offer letter from Parent (but, if applicable, such agreement shall be deemed to be amended to reflect that (x) Parent is the Person’s employer and (y) the Person has the title or position specified in the offer letter), and such resignation shall not be considered to be or cause a terminating event or other waiver of rights (including rights to severance payments and other benefits as provided therein if such employee is terminated following the change of control caused by the Merger) under any such agreement.
          (b) With respect to any benefit plans of Parent or its Affiliates in which Company employees participate after the Closing, Parent shall, or shall cause its Affiliates to, use commercially reasonable efforts to: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company employees under any welfare benefit plan in which such employees may be eligible to participate after the Closing (provided, that no such waiver will apply to a pre-existing condition of any Company employee who was, as of the Closing, excluded from participation in a Company Plan by nature of such pre-existing condition), (ii) recognize all service of the Company employees with Company for all purposes (including without limitation purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any benefit plan in which such Company employees may be eligible to participate after the Closing, except to the extent such treatment would result in duplicative accrual of benefits for the same period of service. Additionally, with respect to any benefit plans of Parent or its Affiliates in which Company employees participate after the Closing and which are qualified under Code Section 401(a), Parent shall, or shall cause its Affiliates to, amend such plans to the extent necessary so that such plans shall accept contributions of rollovers from other plans which are qualified under Code Section 401(a), and Parent shall, or shall cause its Affiliates to, allow direct rollovers to be made from the Alogent Corporation 401(k) Plan to such plans.
          (c) All matching and other contributions required to be made by the Company to the Alogent Corporation 401(k) Plan with respect to the period of time ending on the Closing Date, whether or not such contributions are required to be made on or prior to or after the Closing Date under the terms of such plan or under the requirements of applicable law, shall be made by the Company on or prior to the Closing.
          (d) Following Closing, Company employees shall be entitled to participate in the option and other incentive plans of Parent.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Mutual Conditions. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by such Party):

          (a) Shareholder Approval. The Shareholder Approval shall have been obtained.
          (b) Material Consents. All consents required to be obtained from, and all declarations or filings required to be made with, any Governmental Entity or other Person in connection with the transactions contemplated hereby that are identified on Annex C must have been obtained.
          (c) No Injunctions or Legal Prohibitions. No temporary, preliminary or permanent injunction or other order issued by any Governmental Entity that prevents the consummation of the transactions contemplated hereby shall have been issued since the date of this Agreement and remain in effect, and no law shall have been enacted, promulgated or enforced since the date of this Agreement by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.
     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Parent and Merger Sub):
          (a) Representations and Warranties. The representations and warranties of Company in Article III must be true and correct in all material respects as of the date when made.
          (b) Covenants. The covenant set forth in Article V must have been duly performed and complied with in all material respects.
          (c) Closing Deliveries. Company must have caused the following documents to be delivered (or tendered subject only to Closing) to Parent and Merger Sub:
          (i) the Escrow Agreement, executed by the Shareholder Representative and Escrow Agent;
          (ii) Investor Letters executed by Company Shareholders that are to receive Parent Shares and Convertible Notes as part of their Merger Consideration;
          (iii) Resignation Letters from the directors and officers of Company and executed offers of employment for each of the employees of Company;
          (iv) the articles of incorporation and all amendments thereto of Company, and a certificate of good standing of Company, in each case duly certified as of dated not earlier than the tenth Business Day prior to Closing by the Secretary of State of Georgia;
          (v) a certificate, dated as of the Closing Date, executed by a duly authorized officer of Company, certifying as to the satisfaction of the conditions set forth in Sections 7.2(a) and (b); and
          (vi) a certificate of the Secretary of Company certifying and attaching copies of the Bylaws of Company, certifying and attaching all requisite resolutions or actions of Company’s board of directors and shareholders approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency of the officers of Company executing this Agreement, the Transaction Documents and any other document relating to the transactions contemplated hereby and thereby.
     Section 7.3 Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Company):
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in Article IV must be true and correct in all material respects as of the date when made.
          (b) Covenants. The covenants and the obligations that Parent and Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Closing Deliveries. Parent and Merger Sub must have caused the following documents to be delivered (or tendered subject only to Closing) to Company:
          (i) the Escrow Agreement, executed by Parent;
          (ii) the Exchange Agent Agreement executed by the Exchange Agent and Parent;
          (iii) the Registration Rights Agreement, attached hereto as Exhibit D, executed by Parent and all other Persons party thereto except Company Shareholders;
          (iv) offer letters in substantially the form of Exhibit E attached hereto, completed appropriately and executed by Parent and to be delivered by Parent to each Company employee set forth on Schedule 7.3(d) on the Closing Date;
          (v) the charter and all amendments thereto of Parent and Merger Sub, and a certificate of good standing of each of Parent and Merger Sub, in each case duly certified as of dated not earlier than the tenth Business Day prior to Closing by the Secretaries of State of Tennessee and Georgia, respectively;
          (vi) a certificate, dated as of the Closing Date, executed by duly authorized officers of Parent and Merger Sub, certifying the satisfaction of the conditions set forth in Sections 7.3(a) and (b);
          (vii) a certificate of the Secretary of Parent certifying and attaching copies of the bylaws of Parent, certifying and attaching all requisite resolutions or actions of Parent’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Parent executing this Agreement and any other document relating to the transactions contemplated hereby; and
          (viii) a certificate of the Secretary of Merger Sub certifying and attaching copies of the bylaws of Merger Sub, certifying and attaching all requisite resolutions or actions of Merger Sub’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Merger Sub executing this Agreement and any other document relating to the transactions contemplated hereby.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination Events. By written notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:
          (a) by Parent, in the event Company breaches any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other breach, would cause any condition set forth in Section 7.1 or Section 7.2 not to be satisfied, and (ii) is not cured (if such breach is capable of being cured) within ten (10) days following delivery of written notice of such breach from Parent to Company;
          (b) by Company, in the event Parent or Merger Sub breaches any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other breach, would cause any condition set forth in Section 7.1 or Section 7.3 not to be satisfied, and (ii) is not cured (if such breach is capable of being cured) within ten (10) days following delivery of written notice of such breach from Company to Parent;
          (c) by Parent or Company, if any temporary, preliminary or permanent injunction or other order has been issued since the date of this Agreement by any Governmental Entity that prevents the consummation of the transactions contemplated hereby, or if any law has been enacted, promulgated or enforced since the date of this Agreement by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.
          (d) by Parent or Company, if any of the conditions to such party’s obligation to close the transactions contemplated hereby as set forth in Article VII has not been satisfied by the Closing Date or if satisfaction of any such condition becomes impossible (other than through the failure of the terminating party to comply with its obligations under this Agreement) and such party has not waived such condition on or before such date;
          (e) by mutual consent of Parent, Merger Sub and Company; or
          (f) by Parent or Company, if the Closing has not occurred on or before 5:00 p.m., local time, on January 17, 2008, or such later date as the parties may agree upon, unless the terminating Party is in material breach of this Agreement.
     Section 8.2 Effect of Termination. Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations in Section 6.1, Section 6.2, this Section 8.2, and Article X (other than Section 10.11) will survive; provided, however, that termination of this Agreement will not preclude a party from bringing a claim against any other party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.

     Section 8.3 Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Indemnification by Company Shareholders. Following the Closing, subject to the terms and conditions of this Article IX, the Company Shareholders shall indemnify and hold harmless Parent and Merger Sub and their respective Affiliates, stockholders, officers, directors, employees and agents (collectively, the “Parent Indemnified Persons”), and shall reimburse the Parent Indemnified Persons for, any Damages, arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made by Company in this Agreement or any certificate or document delivered by Company pursuant to this Agreement; or
          (b) any breach of any covenant or obligation of Company in this Agreement or in any certificate or document delivered by Company pursuant to this Agreement.
Notwithstanding the foregoing, on and after the Closing, and except for Damages arising out of fraud, the Parent Indemnified Persons will be indemnified and held harmless exclusively from, and only to the extent of, the Escrow Amount (the “Cap”) pursuant to the terms of this Article IX and the Escrow Agreement.
     Section 9.2 Indemnification and Reimbursement by Parent and Merger Sub. Following the Closing, subject to the terms and conditions of this Article IX, Parent and Merger Sub shall jointly and severally indemnify and hold harmless Company and its respective Affiliates, officers, directors, shareholders, employees and agents (collectively, the “Company Indemnified Persons”) and shall reimburse the Company Indemnified Persons for, any Damages arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any certificate or document delivered by Parent or Merger pursuant to this Agreement; or
          (b) any breach of any covenant or obligation of Parent or Merger Sub in this Agreement or in any certificate or document delivered by Parent or Merger Sub pursuant to this Agreement.
     Section 9.3 Limitations on Indemnification by Company Shareholders. Notwithstanding anything contained herein to the contrary, the obligation of the Company Shareholders to indemnify the Parent Indemnified Persons pursuant to Section 9.1 is subject to the following limitations, qualifications and terms:

          (a) the Company Shareholders will have no indemnification liability under Section 9.1 until the total amount of Damages incurred by the Parent Indemnified Persons hereunder exceeds $100,000 (the “Deductible”), and then only for the amount by which such Damages exceed the Deductible.
          (b) The Company Shareholders will have no indemnification liability under Section 9.1 to the extent that all Damages incurred by the Parent Indemnified Persons hereunder exceed the Cap.
          (c) On and after the Closing, except for Damages arising from fraud, the sole and exclusive remedy of the Parent Indemnified Persons for any Damages incurred or imposed in connection with the matters referenced in Section 9.1 will be to make a claim in respect of, and to the extent of, the Escrow Amount, in accordance with the terms of this Article IX and the Escrow Agreement, and at such time that the Escrow Amount is reduced to zero, the Parent Indemnified Persons will have no further right to indemnification under this Article IX.
          (d) Notwithstanding any other provision in this Agreement, claims for Damages incurred by the Parent Indemnified Persons arising from fraud committed by Company or the Company Shareholders prior to or at Closing shall be first paid out of the Escrow Amount but shall not be limited to the Cap or subject to the Deductible. Further, each Company Shareholder’s liability for Damages incurred by the Parent Indemnified Persons as a result of fraud committed by Company or the Company Shareholders prior to or at Closing (if any) shall be limited to such Company Shareholder’s allocable portion of such Damages based upon such Company Shareholders’ ownership of Company Stock as set forth on Annex B, which amount shall not exceed the aggregate amount of the Merger Consideration actually received by such Company Shareholder.
          (e) Neither Company nor Company Shareholders shall have indemnification liability for claims arising from any breach of Section 3.16 to the extent that such claims would not have arisen but for (x) changes made to the Company Business, including the Products, after the Effective Time, or (y) conduct of the Company Business, including the Products, other than as conducted prior to the Effective Time.
          (f) For the avoidance of doubt, for all purposes hereunder, the Company and the Company Shareholders shall have no liability “arising from fraud” and shall not be deemed to have committed fraud in connection with any claims of patent or other infringement of intellectual property rights, including contributory infringement or inducement to infringe, made by parties generally known in the industry in which Company operates as having made claims against others in the industry in which Company operates (but from which Company has not received any such notice or claim in breach of Section 3.16).
          (g) The amount of Damages incurred by the Parent Indemnified Persons hereunder will be determined net of any amounts recovered by the Parent Indemnified Persons under applicable insurance policies with respect to such Damages.
          (h) In the event that any misrepresentation or breach of warranty, agreement or covenant by Company is known to or discovered by Parent or Merger Sub at or prior to Closing (including, but not limited to matters disclosed in the Schedules of Company), and Parent and Merger Sub nevertheless elect to close, the Parent Indemnified Persons will be deemed to have waived such misrepresentation or breach and will have no claim or right whatsoever against the Company Shareholders by reason of such misrepresentation or breach.
     Section 9.4 Limitations on Indemnification by Parent and Merger Sub. Notwithstanding anything contained herein to the contrary, the obligation of Parent and Merger Sub to indemnify the Company Indemnified Persons pursuant to Section 9.2 is subject to the following limitations and qualifications, provided that such limitations and qualifications shall not apply to any failure to pay any Merger Consideration in the required form and condition (e.g., lien free, fully paid and non-assessable, etc.), any failure to pay the Convertible Notes when due or any failure to comply with the terms of the Registration Rights Agreement or this Agreement following the Closing:
          (a) Parent and Merger Sub will have no indemnification liability under Section 9.2 until the total amount of Damages incurred by the Company Indemnified Persons hereunder exceeds the Deductible, and then only for the amount by which such Damages exceed the Deductible.
          (b) Parent and Merger Sub will have no indemnification liability under Section 9.2 to the extent that all Damages incurred by the Company Indemnified Persons hereunder exceed the Cap.
          (c) The amount of Damages incurred by the Company Indemnified Persons hereunder will be determined net of any amounts recovered by the Company Indemnified Persons under applicable insurance policies with respect to such Damages.
          (d) In the event that any misrepresentation or breach of warranty, agreement or covenant by Parent or Merger Sub is known to or discovered by Company at or prior to Closing, and Company nevertheless elects to close, the Company Indemnified Persons will be deemed to have waived such misrepresentation or breach and will have no claim or right whatsoever against Parent or Merger Sub by reason of such misrepresentation or breach.
     Section 9.5 Time Limitations.
          (a) If the Closing occurs, the Company Shareholders will have no indemnification liability under this Article IX with respect to (i) any representation or warranty of Company, or (ii) any covenant or obligation to be performed and complied with by Company on or prior to the Closing Date, unless on or before the date that is 15 months after the Closing Date, Parent notifies the Escrow Agent under the Escrow Agreement of a claim specifying the amount thereof and the factual basis of that claim in reasonable detail to the extent then known by Parent in accordance with the terms of the Escrow Agreement.
          (b) If the Closing occurs, Parent or Merger Sub will have no indemnification liability under this Article IX with respect to (i) any representation or warranty of Parent or Merger Sub, or (ii) any covenant or obligation to be performed and complied with by Parent or Merger Sub on or prior to the Closing Date, unless on or before the date that is 15 months after the Closing Date, the Shareholder Representative notifies Parent of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Shareholder Representative. Any indemnification or reimbursement paid by Parent or Merger Sub shall first be used to pay the expenses of the Shareholder Representative and then be distributed to the Company Shareholders pro rata.

     Section 9.6 Procedure for Indemnification — Third Party Claims.
          (a) Promptly after receipt by an indemnified Person under Section 9.1 or 9.2 (an “Indemnified Person”) of notice of the assertion of any third-party claim (which term as used throughout this Section 9.6 shall include, without limitation, any cross-claim or counterclaim) against such Indemnified Person in respect of which the Indemnified Person desires to seek indemnification from an indemnifying person (an “Indemnifying Person”) pursuant to the terms of this Article IX, (i) in the case of any third-party claim brought against any Parent Indemnified Person, Parent shall give written notice of the assertion of such third-party claim to the Shareholder Representative, if such notice is delivered on or after the Closing, and (ii) in the case of any third-party claim brought against any Company Indemnified Person, the Shareholder Representative (in the event such notice is delivered on or after the Closing) shall give written notice to Parent of the assertion of such third-party claim (any such indemnification notice, an “Indemnification Notice”; and the recipient of such notice pursuant to clauses (i) or (ii) above being the “Indemnifying Person Representative”) of the assertion of such third-party claim; provided, however, that the failure to notify the Indemnifying Person Representative will not relieve any Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the defense of such third-party claim is prejudiced by the Indemnified Person’s failure to give an Indemnification Notice.
          (b) The Indemnifying Person Representative will be entitled to participate in the defense of such third-party claim and, to the extent that the Indemnifying Person Representative wishes, by providing written notice thereof (“Defense Notice”) to the Indemnified Person within ten (10) Business Days of the receipt of the Indemnification Notice by the Indemnifying Person Representative, to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person Representative will not have the right to assume the defense of such third-party claim in the event (x) (i) the third-party claim relates to or arises in connection with any alleged criminal liability of the Indemnified Person or (ii) the Indemnifying Person is also a Person against whom the third-party claim is made and the Indemnified Person reasonably determines that joint representation would be inappropriate, and (y) the Indemnified Person notifies the Indemnifying Person Representative in the Indemnification Notice that the facts described in clause (i) or (ii) above are applicable and that the Indemnified Person is electing to assume the defense of such third-party claim.
          (c) After the Indemnifying Person Representative delivers a Defense Notice to the Indemnified Person pursuant to Section 9.6(b) above, the Indemnifying Person will not, so long as the Indemnifying Person Representative diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees of other counsel or any other expenses of the Indemnified Persons with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim. If the Indemnifying Person Representative assumes the defense of a third-party claim, no compromise or settlement of such third-party claims may be effected by the Indemnifying Person Representative without the Indemnified Person’s written consent (which may not be unreasonably withheld, delayed or conditioned) unless (x) there is no finding or admission of any violation of law or the rights of any other Person by any Indemnified Person, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and the Indemnified Person will have no liability with respect to any compromise or settlement of such third-party claims effected without its consent.
          (d) If (i) an Indemnification Notice is delivered to the Indemnifying Person Representative and the Indemnifying Person Representative does not, within ten (10) Business Days after the Indemnification Notice is received, give a Defense Notice to the Indemnified Person, or (ii) the Indemnified Person elects to assume the defense of such third-party claim in the Indemnification Notice in accordance with Section 9.6(b) above, no compromise or settlement of such third-party claim may be effected by the Indemnified Person without the Indemnifying Person Representative’s written consent (which may not be unreasonably withheld, delayed or conditioned) unless (x) there is no finding or admission of any violation of law or the rights of any other Person by any Indemnifying Person, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnified Person, and the Indemnifying Persons will have no liability (and the Escrow Account shall not be available or used to satisfy or pay any such settlement) with respect to any compromise or settlement of such third-party claims effected without its consent.
          (e) With respect to any third-party claim subject to indemnification under this Article IX: (i) both the Indemnified Person and the Indemnifying Person Representative, as the case may be, shall keep the other Person fully informed in all material respects of the status of such third-party claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.
          (f) With respect to any third-party claim subject to indemnification under this Article IX, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any third-party claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any parties hereto and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
          (g) Notwithstanding anything set forth above in this Section 9.6 or in any other provision hereof to the contrary, in the event of a third-party claim giving rise to a claim for Damages made by any Parent Indemnified Person based upon or as a result of a claimed breach of the Company’s representations or warranties set forth in Section 3.16, the Shareholder Representative shall be entitled to assume and control the defense of such third-party claim, and no such third-party claim shall be compromised or settled without the written consent of both the Shareholder Representative and Parent.
     Section 9.7 Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     Section 9.8 Treatment of Indemnity Payments. Any payment made by Company to a Parent Indemnified Person pursuant to this Article IX will be treated as an adjustment to the Merger Consideration for all Tax purposes. Any payment made by Parent or Merger Sub to a Company Indemnified Person pursuant to this Article IX will be treated as an adjustment to the Merger Consideration for all Tax purposes.
     Section 9.9 Exclusive Remedy. Except for any failure to pay the Merger Consideration or Convertible Notes when due or a breach of any covenant or obligation to be performed following the Closing Date, the right to indemnification in this Article IX will be the exclusive remedy of the parties hereto with respect to the subject matter hereof; provided, however, that the foregoing restriction will not limit claims for injunctive relief or claims based upon fraud.
     Section 9.10 Limitations on Damages. NO PARTY SHALL HAVE ANY INDEMNIFICATION OBLIGATIONS IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT FOR INCIDENTAL, INDIRECT, SPECIAL, CONTINGENT, SPECULATIVE, NON-QUANTIFIABLE, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST OPPORTUNITY COSTS; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 9.10 SHALL NEGATE, MODIFY OR ALTER THE OBLIGATION OF AN INDEMNIFYING PERSON FOR INCIDENTAL, INDIRECT, SPECIAL, CONTINGENT, SPECULATIVE, NON-QUALIFIABLE, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST OPPORTUNITY COSTS, RECOVERED FROM THE INDEMNIFIED PERSON BY A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM AGAINST SUCH INDEMNIFIED PARTY FOR WHICH SUCH INDEMNIFIED PERSON IS OTHERWISE ENTITLED TO INDEMNITY UNDER THIS ARTICLE IX.
     Section 9.11 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules hereto, any Schedule Supplement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Expenses. Each party to this Agreement shall bear its respective costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents, attorneys, representatives and brokers. In that regard, Company covenants that all fees and expenses of its agents, attorneys, representatives and brokers shall be paid at the Closing by deduction from the Closing Payment Amount so that Company shall have no liability for any such fees and expenses post-Closing. If, notwithstanding the foregoing, Company is required to pay any such fees and expenses post-Closing, such amount shall be deducted from the Escrow Amount without regard to the Deductible, which shall not apply to such payment.
     Section 10.2 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except (i) such rights as will inure to a successor or permitted assignee pursuant to this Section 10.2, and (ii) as set forth in Sections 6.3 and 6.4.
     Section 10.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (i) personally, (ii) by facsimile with confirmation of transmission by the transmitting equipment, or (iii) by certified or registered mail (postage prepaid, return receipt requested), and will be deemed given when so delivered personally or by facsimile, or if mailed, three (3) days after the date of mailing, to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
If to Parent or Merger Sub:
Goldleaf Financial Solutions, Inc.
350 Technology Parkway
Suite 200
Norcross, GA, 30071
Attn: G. Lynn Boggs, Chief Executive Officer
Facsimile: (678) 966-0877
with a copy to:
Nelson Mullins Riley & Scarborough LLP
Atlantic Station
Suite 1700
201 17th Street, N.W.
Atlanta, Georgia 30363
Attn: Charles D. Vaughn, Esq.
Facsimile: (404) 322-6050
If to Alogent Corporation:
Alogent Corporation
4005 Windward Plaza, Second Floor
Alpharetta, Georgia 30005
Attn: Mr. Brian Geisel
Facsimile: (770) 752-6450
with a copy to:
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Attn: Susan L. Spencer, Esq.
Facsimile: (404) 365-9532
If to the Shareholder Representative:
Brian Geisel
4005 Windward Plaza, Second Floor
Alpharetta, Georgia 30005
Attn: Mr. Brian Geisel
Facsimile: (770) 752-6450

with a copy to:
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Attn: Susan L. Spencer, Esq.
Facsimile:(404) 365-9532
     Section 10.4 Jury Trial Waiver. The parties hereby waive any right to trial by jury in any action or proceeding arising out of or in any way pertaining to this Agreement or the transactions contemplated hereby, whether now or hereafter arising, and whether sounding in contract, tort, or otherwise. Any party may file a copy of this Section 10.4 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties to irrevocably waive trial by jury, and that any proceeding or action whatsoever between the parties relating to this Agreement or the transactions contemplated hereby will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.
     Section 10.5 Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement, the Transaction Documents and the other documents delivered pursuant to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by each of the parties to this Agreement.
     Section 10.6 Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 10.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.
     Section 10.8 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     Section 10.9 Governing Law. This Agreement will be governed by and construed under the laws of the State of Georgia without regard to any conflicts of laws principles that would require the application of any other law.
     Section 10.10 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile will be deemed to be their original signatures for any purpose whatsoever.
     Section 10.11 Further Assurances. The Parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
     Section 10.12 Knowledge. For purposes of this Agreement, (i) “Knowledge” of Company means the actual knowledge of the following individuals: Brian Geisel, Amar Verma, William Randlett and Chad Terry; and (ii) “Knowledge” of Parent or Merger Sub means the actual knowledge of the following individuals: G. Lynn Boggs, Charles Potts and Scott Meyerhoff.
     Section 10.13 Shareholder Representative.
          (a) The Parties have agreed that it is desirable to designate Brian Geisel (and if Brian Geisel is unable or unwilling to serve, then Mark Dunkel) to serve as the representative of the holders of the Company Stock (the “Shareholder Representative”) for certain limited purposes as set forth herein. The approval of this Agreement by the holders of the Company Stock will constitute ratification and approval of such designation. The Shareholder Representative will have such power and authority necessary to carry out the functions assigned to the Shareholder Representative under this Agreement and the Escrow Agreement, including the power and authority:
          (i) to execute and deliver the Escrow Agreement, and to enter into any amendments, modifications and/or waivers in respect thereof;
          (ii) to enforce, defend and protect the rights and interests of the holders of the Company Stock following the Closing under Article IX of this Agreement and under the Escrow Agreement, and to take any and all actions that the Shareholder Representative believes are necessary or appropriate under Article IX of this Agreement and under the Escrow Agreement for and on behalf of the holders of the Company Stock, including, without limitation, asserting, pursuing or defending any claim by or against Parent or the Surviving Corporation, consenting to, compromising or settling any such claim, and conducting negotiations with Parent or Surviving Corporation; and
          (iii) to make, execute, acknowledge and deliver all such other agreements, notices, requests, instructions and other writings, and, in general, to do any and all things and to take any and all actions that the Shareholder Representative may consider necessary or proper in connection with carrying out the responsibilities of the Shareholder Representative under Article IX of this Agreement and the Escrow Agreement.
          (b) The Shareholder Representative will be entitled to engage such counsel, experts and other agents as the Shareholder Representative deems necessary or proper in connection with performing its obligations hereunder and under the Escrow Agreement, and will be promptly reimbursed by the holders of the Company Stock for all reasonable expenses, disbursements and advances incurred by the Shareholder Representative in such capacity upon demand, pro rata based upon each such holder’s share of the Company Stock as of the Closing. Each holder of the Company Stock shall indemnify and hold harmless the Shareholder Representative, pro rata based upon such holder’s share of all Company Stock as of the Closing, from any and all Damages that are incurred by the Shareholder Representative as a result of actions taken, or actions not taken, by the Shareholder Representative herein, except to the extent that such Damages arise from the gross negligence or willful misconduct of the Shareholder Representative.
          (c) All amounts received by the Shareholder Representative on behalf of the holders of the Company Stock (whether under this Agreement or the Escrow Agreement), will be promptly paid by the Shareholder Representative to the holders of the Company Stock, in accordance with Section 1.7; provided, however, that the Shareholder Representative will be entitled to set off any amounts payable to the Shareholder Representative under Section 10.13(b) against amounts otherwise payable to holders of the Company Stock pursuant to this Section 10.13(c).
          (d) Parent and Surviving Corporation shall have the right to rely upon all actions taken or not taken by the Shareholder Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the holders of the Company Stock.
          (e) If at any time the Shareholder Representative resigns, dies or becomes incapable of acting, the holders of a majority of the Company Stock as of the Closing shall choose another holder to act as the Shareholder Representative under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/ Gregory L. Boggs
Name:	Lynn Boggs
Its:	CEO

MERGER SUB:

GLF SUB, INC.

By:	/s/ Gregory L. Boggs
Name:	Lynn Boggs
Its:	CEO

COMPANY:

ALOGENT CORPORATION

By:	/s/ Brian R. Geisel
Name:	Brian R. Geisel
Its:	Chief Executive Officer
[Signature page of Agreement and Plan of Merger]

Annex A
Defined Terms
     Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Terms	Section
2001 Plan	Section 1.6
2007 Plan	Section 1.6
2001 Plan Outstanding Option	Section 1.6
2007 Plan Outstanding Options	Section 1.6
Acquisition Transaction	Section 5.5(a)
Affiliate	Section 4.12
Agreement	First paragraph
Audited Financial Statements	Section 3.4
Business Day	Section 2.1
Cap	Section 9.1
Certificate of Merger	Section 2.2
Certificate or Certificates	Section 1.7(a)
Chosen Firm	Section 1.10(b)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Balance Sheet	Section 1.10(a)
Closing Date Net Working Capital	Section 1.10(a)
Closing Payment Amount	Section 1.4(a)
Code	Section 1.7(h)
Company	First paragraph
Company Business	Section 3.6(a)
Company Common Stock	Section 1.5(b)
Company Indemnified Principals	Section 6.3(a)
Company Indemnified Persons	Section 9.2
Company Intellectual Property	Section 3.16(b)
Company Plans	Section 3.9
Company Preferred Stock	Section 1.5(d)
Company Shareholders	Section 1.4(a)
Company Stock	Section 1.5(e)
Company Treasury Stock	Section 1.5(e)
Computer Software	Section 3.16(a)(iii)
Confidentiality Agreement	Section 6.2
Convertible Notes	Section 1.4(a)
Credit Agreement	Section 4.4(a)
Damages	Section 1.9(b)
Databases	Section 3.16(a)(ii)
Deductible	Section 9.3(a)
Defense Notice	Section 9.6(b)
Dispute Notice	Section 1.10(b)
Dissenting Shares	Section 1.8
DOJ	Section 5.2(b)

Defined Terms	Section
Effective Time	Section 2.2
Employees	Section 3.8(a)
Environmental Laws	Section 3.13(a)(i)
Environmental Permits	Section 3.13(a)(ii)
ERISA	Section 3.9
Escrow Account	Section 1.9(a)
Escrow Agent	Section 1.4(b)
Escrow Agreement	Section 1.9(a)
Escrow Amount	Section 1.4(b)
Exchange Act	Section 4.5(a)
Execution Date	Section 3.3(a)
Final Distribution Date	Section 1.9(c)
Final Net Working Capital	Section 1.10(b)
FTC	Section 5.2(b)
GAAP	Section 3.4
GBCC	Third paragraph
Governmental Entity	Section 3.10
Hazardous Materials	Section 3.13(a)(iii)
Holders	Section 5.12
HSR Act	Section 5.2(a)
Indemnification Notice	Section 9.6(a)
Indemnified Person	Section 9.6(a)
Indemnifying Person	Section 9.6(a)
Indemnifying Person Representative	Section 9.6(a)
Intellectual Property	Section 3.16(a)(i)
Interim Balance Sheet Date	Section 3.4
Interim Financial Statement	Section 3.4
Knowledge	Section 10.12
Known Issues	Section 3.16(g)
Last Filed Balance Sheet	Section 4.9
Last Filed Balance Sheet Date	Section 4.9
Leased Real Property	Section 3.6(b)
Liens	Section 3.6(a)
Material Adverse Effect	Section 3.2(b)
Material Contracts	Section 3.15(a)
Merger	Third paragraph
Merger Consideration	Section 1.4
Merger Sub	First paragraph
Nasdaq Rules	Section 5.3
Non-Escrow Shareholders	Section 1.7(b)
Owned Intellectual Property	Section 3.16(c)
Orders	Section 3.12(b)
Parent	First paragraph
Parent Common Stock	Section 4.4(a)
Parent Escrow Distribution	Section 1.9(b)
Parent Indemnified Persons	Section 9.1
Parent SEC Reports	Section 4.5(a)

Defined Terms	Section
Parent Shares	Section 1.4(a)
Parent Stock	Section 4.4(a)
Parent’s Advisors	Section 5.6
Party or Parties	First paragraph
Permitted Liens	Section 3.6(a)
Per Share Common Stock Merger Consideration	Section 1.5(b)
Per Share Series A Preferred Stock Merger Consideration	Section 1.5(c)
Per Share Series B Preferred Stock Merger Consideration	Section 1.5(d)
Person	Section 3.5
Proceedings	Section 3.12(a)
Product	Section 3.16(b)
Real Property Leases	Section 3.6(b)
Related Party	Section 3.18(a)
Required Consents	Section 3.11
Rights and Assets	Section 3.6(a)
Schedule Supplement	Section 5.3
SEC	Section 4.5(a)
Securities Act	Section 4.5(a)
Series A Preferred Stock	Section 1.5(c)
Series B Preferred Stock	Section 1.5(d)
Shareholder Approval	Section 3.2(a)
Shareholder Representative	Section 10.13(a)
Specified Date	Section 1.6
Superior Proposal	Section 5.5(b)
Surviving Corporation	Section 1.1
Tax or Taxes	Section 3.7(a)(i)
Tax Return	Section 3.7(a)(ii)
Third Party Intellectual Property	Section 3.16(d)
Transaction Documents	Section 3.2(a)

Annex B
Company Shareholders’ Merger Consideration
[See attached]

Annex C
Material Consents